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[LOGO OF BIRDS EYE]                                               EXHIBIT 99.1


                                                  Contact: Bea Slizewski
                                                           Birds Eye Foods
                                                           585-264-3189


                        BIRDS EYE FOODS ACQUIRES C&W
           Acquisition Makes Birds Eye Market Leader on the West Coast

ROCHESTER, NY, September 24 , 2004...Birds Eye Foods, Inc., the nation's leader in manufacturing and marketing frozen vegetables and a major processor of other food products, announced today that it has acquired California & Washington Company (C&W), a San Francisco-based marketer of frozen vegetables and fruits. This transaction expands Birds Eye Foods presence in the Western United States. Birds Eye Foods will continue to market the company's products under the C&W'r' brand.

     "C&W is a name long associated with premium products," says Dennis M. Mullen, Birds Eye Foods chairman, president and chief executive officer, "and consumers can be assured that we will continue to maintain that commitment to quality, under the same C&W'r' brand that they know and trust." Mullen continues, "Additionally, we will continue to introduce value-added products and innovative meal solutions, utilizing the expertise and capabilities of Birds Eye Foods, to meet the growing demands of consumers for convenient and healthy food products."

     Under the guidance of Robert W. Maier, C&W's president, chairman and chief executive officer since 1991, C&W is now the premier frozen vegetable retail brand with No. 1 market share positions in California, the Pacific Northwest and Arizona. C&W is by far the fastest growing frozen vegetable brand in the Western United States. C&W offers over 60 products covering a wide variety of unique, top quality frozen vegetables.

     "Both Birds Eye Foods and C&W have the reputation for only the finest quality premium products," comments Maier. "This commitment to quality and excellence guarantees consumer satisfaction in the wide variety of choices they have to meet their needs."

     Terms of the agreement were not disclosed.

     Rochester-based Birds Eye Foods, with sales of approximately $1.0 billion annually, processes fruits and vegetables in 14 facilities across the country. Familiar brands in the frozen aisle include Birds Eye, Birds Eye Voila!, Birds Eye Simply Grillin,' Freshlike and McKenzie's. Other brands marketed by Birds Eye Foods include Brooks (canned vegetables); Comstock and Wilderness (fillings and toppings); Nalley and Brooks (chili and chili ingredients); Bernstein's and Nalley (salad dressings); Tim's, Snyder of Berlin and Husman's (snacks); and Birds Eye Fresh (a premium line of fresh vegetables). Birds Eye Foods also produces many of these products for the store brand, food service and industrial markets.

This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to: the impact of strong competition in the food industry, including competitive pricing; the impact of changes in consumer demand; the impact of weather on the volume and quality of raw product; the inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; the continuation of our success in integrating operations, including the realization of anticipated synergies in operations and the timing of any such synergies, and the availability of acquisition and alliance opportunities; our ability to achieve gains in productivity and improvements in capacity utilization; our ability to service debt; interest rate fluctuations; and effectiveness of marketing and shifts in market demand. Please refer to Birds Eye Foods' Annual Report on Form 10-K Equivalent for the fiscal year ended June 26, 2004 as well as other reports and information filed by Birds Eye Foods with the Securities and Exchange Commission for more information on factors that could cause actual results to differ.




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